Exhibit 10.54

MODIFICATION OF LEASE

Amendment to lease that extends the lease term

1.

Lease Amendment and Extension Agreement

This Lease Amendment and Extension Agreement is made on May 1, 2009, by KNK Properties, LLC, whose address is 5258 South Eastern Avenue, in Las Vegas, Clark County, Nevada (referred to in this instrument as “lessor”), and Streamray Inc., whose address is 5258 South Eastern Avenue, Suite #100, in Las Vegas, Clark County, Nevada (referred to in this instrument as “lessee”).

2.

Recitals

Pursuant to the lease dated April 21, 2005 (“lease”), and further amendments and modifications, lessee let from lessor approximately 5,440 square feet of net rentable area in the building commonly known as Eastern Professional Plaza located at 5258 South Eastern Avenue, Suite #100, Las Vegas, Clark County, Nevada (the “premises”), and more specifically described in the lease, for a term which expires on April 30, 2009 (the “lease termination date”).

Lessor and lessee desire to extend term of lease of said premises for a period of six (6) months beginning May 1, 2009 and terminating October 31, 2009.

Therefore, in consideration of the mutual promises contained in this Lease Amendment and Extension Agreement, the parties agree as follows:

3.

Section One - Construction

This Lease Amendment and Extension Agreement shall be construed in conjunction with the lease and shall not amend any terms, covenants, and conditions of the lease other than as expressly provided in this Lease Amendment and Extension Agreement.

4.

Section Two – Defined Terms

All terms used in this Lease Amendment and Extension Agreement shall have the meanings ascribed to them in the lease unless otherwise defined in this Lease Amendment and Extension Agreement.

5.

Section Three – Lease Terms

Other than as expressly set forth in this Lease Amendment and Extension Agreement, the terms of the letting of the premises shall be as indicated in the original lease dated April 21, 2005.

6.

Section Four – Base Rent

Beginning on May 1, 2009, lessee shall pay base rent for six (6) months of extension in the amount of $9,520.00 per month plus any applicable parking fees, payable in advance on the first day of each month in the manner provided in the lease.

/s/ DB

7.

Section Five – Additional Rent

Lessee shall make payments with respect to real estate taxes, operating expenses, and other additional rent, if any, in the manner provided in the lease.

In witness, lessor and lessee duly executed this Lease Amendment and Extension Agreement, as of the day and year written above.

LESSOR:		LESSEE:

KNK Properties, LLC		Streamray, Inc.
A Nevada Limited Liability Company		5258 S. Eastern Avenue, Suite #100
5258 S. Eastern Avenue, Suite 252		Las Vegas, Nevada 89119-2328
Las Vegas, Nevada 89119

By:	/s/ Fred Keiserman	By:	/s/ David Bloom
	Fred Keiserman		David Bloom

Its:	Principal	Its:	President

Executed in Las Vegas, Nevada		Executed in

on 4.27.09		on April 23, 2009

at 5258 South Eastern Avenue, Suite #252		at 220 Humboldt Ct
Las Vegas, Nevada 89119		Sunnyvale, CA 94089